Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			September 13, 2010
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL Revenue Increased 57% To $9.5 Million Versus $6.1 Million In First Quarter Fiscal 2010

OLATHE, KANSAS, September 13, 2010, - Butler National Corporation (OTC Bulletin Board: BUKS), a leading manufacturer and provider of support systems for commercial and military aircraft and a recognized provider of management services in diverse business groups including the gaming industry, announces its financial results for the first quarter fiscal 2011 for the period ended July 31, 2010.  In conjunction with the release, the Company has scheduled a conference call Wednesday, September 15, 2010 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2011 Financial Results Conference Call

When: Wednesday, September 15, 2010 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2011.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2010	2009	2008	2010	2009	2008
Net Sales	$ 9,546	$ 6,069	$ 5,204	$ 13,173	$ 4,288	$ 4,446
Operating Income	(64)	701	656	1,056	678	1,015
Net Income	(111)	718	318	1,510	279	662
Total Assets	27,830	24,263	32,464	29,566	25,798	27,104
Long-term Obligations	4,036	5,875	6,276	4,305	6,345	6,416
Stockholders' Equity	16,196	13,937	12,509	16,308	13,219	12,190
Weighted Average Shares - Diluted	55,963	55,090	54,770	55,503	54,934	53,928
New Product Research and Development Cost	419	495	1,061	374	(609)	520

Management Comments

"First quarter 2011 was another successful quarter for Butler National Corporation. We believe all of our business segments are well-positioned to grow shareholder value.

Our revenue for the fiscal quarter-ended July 31, 2010, increased 57% to $9.5 million as compared to $6.1 million for the same period in fiscal 2010. We had a net loss for the first quarter of $111,000 compared with Net Income of $718,000 for the same period in fiscal 2010. The loss was primarily due to payments related to increased property tax and system backup expenses from the Gaming Facility in Dodge City, Kansas and reclassification of aircraft to a long term asset resulting in additional depreciation expense of approximately $187,000. We also experienced modestly lower revenues in our Aircraft Modifications segment and somewhat larger revenue loss in our Avionics segments. We expect these businesses to rebound during the balance of fiscal 2011. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

During the three months ending July 31, 2010, we invested approximately $419,000 toward the development and acquisition of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

We continue to move confidently throughout fiscal year 2011, planning to build on our success. We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Fastest-Growing Publicly-Traded Company in Kansas
And 10th Fastest-Growing Publicly-Traded Company in Midwest

As stated in previous press releases, Fiscal 2010 set new highs in both sales and profitability. According to data from Edgar-Online, Hoovers Inc. and company financial statements, Butler National Corporation was the:

  10th fastest-growing publicly-traded company in the Midwest for the most recent fiscal year reported. This includes 923 publicly-traded companies with combined revenues of $2.7 trillion.
  The fastest-growing publicly-traded company in the State of Kansas. This includes 28 publicly-traded companies with combined revenues of $61 billion.

As stated above, we continue to move confidently throughout fiscal year 2011 to build on this success.

Business Segment Highlights

Aircraft Modifications:
Revenue from Aircraft Modifications segment for the three months ending July 31, 2010, was $2.2 million, a decrease of 5% from the three months ending July 31, 2009 with revenue of $2.3 million. The modifications segment had an operating loss of $62,000 in the three months ended July 31, 2010 compared with an operating profit of $48,000 in the three months ending July 31, 2009. The decrease in operating profit was due to delivery delays of two large projects. We expect these projects to deliver in the next fiscal quarter.

Considering the current economic conditions and its relationship to the current retail and wholesale aircraft markets we reclassified our aircraft inventory as long-term assets beginning August 1, 2009. Depreciation is calculated over the useful life of five years. The reclassification of aircraft to a long term asset resulted in additional depreciation expense of approximately $187,000, reducing our operating profit for First Quarter 2011.

Avionics:
Revenue from Avionics for the three months ending July 31, 2010, was $985,000, a decrease of 57% from the three months ending July 31, 2009 with revenue of $2.3 million. The avionics segment had an operating profit of $419,000 in the three months ending July 31, 2010 compared with an operating profit of $946,000 three months ending July 31, 2009. The decrease in operating profit is directly related to the decrease in revenue. Many economic and political uncertainties can impact the avionics products line.

Monitoring Services:
Revenue in the Monitoring Services Segment increased from $381,000 for the three months ended July 31, 2009 to $423,000 for the three months ended July 31, 2010. During the three months ended July 31, 2010, we maintained a relatively level volume of long-term contracts with municipalities. We anticipate increases in revenue from additional lift station rehabilitations over the next three to four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal year 2011. An operating profit of $64,800 in Monitoring Services was recorded for the three months ended July 31, 2010, compared to a profit of $65,000 for the three months ended July 31, 2009, a decrease of 0.3%. We believe the service business has had revenue stability over the past few years and we expect this to continue.

Corporate/Professional Services Including Gaming Operations:
Services in this segment include the architectural services of BCS Design, Inc., activities related to gaming and other real estate development, on site contract management of gaming establishments, and engineering consulting services.

Revenues consisting of architectural services and revenues related to completed construction projects were $143,000 for the three months ended July 31, 2009 and none for the three months ended July 31, 2010. Projects related to architectural services decreased $123,000 for the three months to revenues of $166,000 at July 31, 2010. An operating loss of $34,000 for the three months ending July 31, 2010 was recorded compared to a profit of $68,000 for the three months ended July 31, 2009.

Revenues related to gaming and other real estate development, on site contract management of gaming establishments for the three months ended July 31, 2010 were $565,000 compared to $701,000 for the three months ended July 31, 2009, a decrease of 19.5%. Operating profits from management services related to gaming increased $185,000 from $104,000 for the three months ended July 31, 2009, to $289,000 for the three months ended July 31, 2010.

The Gaming Facility located in Dodge City, Kansas known as Boot Hill Casino and Resort opened for business on December 15, 2009. In the three months ended July 31, 2010 the Gaming Facility received gross revenues including funds for the State of Kansas of $10,060,000. Mandated fees, taxes and distributions reduced gross revenue by $4,815,000 leaving net revenue to us, as the manager, of $5,245,000. The net loss from the Gaming Facility for the three months ended July 31, 2010 was $292,000.

Backlog:
As of September 3, 2010, our backlog totaled $12.5 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:
The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Humanity Worldwide Capital Group
Lou Albert Rodriguez
lou.albert@humanityworldwide.com
www.humanityworldwide.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Butler National Corporation Investor Relations

		Ph (914) 479-9060 Ph (830) 669-2466 Ph (214) 498-7775
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